Exhibit 3.1

CERTIFICATE OF AMENDMENT
to the
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
of
ATI PHYSICAL THERAPY, INC.

ATI PHYSICAL THERAPY, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is ATI Physical Therapy, Inc.

SECOND: The Corporation’s Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on June 13, 2023 (the “Certificate of Incorporation”).

THIRD: ARTICLE IV of the Corporation’s Certificate of Incorporation is hereby amended by inserting the following subsection (a) at the end of section 4.1:

(a) Reverse Stock Split. Effective as of 4:01 Eastern Time (the “Effective Time”) on June 14, 2023, the date this Certificate of Amendment to the Certificate of Incorporation is filed with the Secretary of State each Fifty (50) shares of the Corporation’s Common Stock issued and outstanding or held by the Corporation in treasury stock (including the number of shares of common stock issuable upon exercise or conversion of all issued and outstanding, options, warrants and convertible securities, including all options, shares outstanding and authorized for issuance under the Corporation's 2021 Equity Incentive Plan), immediately prior to the Effective Time (the “Prior Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Common Stock be reclassified, combined, converted and changed into one (1) fully paid and nonassessable share of Common Stock and shall represent one share of Common Stock from and after the Effective Time (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.0001 per share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described below. Notwithstanding the foregoing, no fractional shares shall be issued to the holders of record of Prior Common Stock in connection with the Reverse Stock Split and, instead, each fractional share resulting from the Reverse Stock Split shall be automatically rounded up to the nearest whole number.

FOURTH: The Board of Directors and the stockholders of the Corporation have duly approved and adopted the foregoing amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 14th day of June, 2023.

ATI PHYSICAL THERAPY, INC.
By:	/s/ Sharon Vitti
Name:	Sharon Vitti
Title:	Chief Executive Officer

[Signature Page to Amendment to Third Amended and Restated Certificate of Incorporation]